                                                                           10.12

                             EMPLOYMENT AGREEMENT
                             --------------------

      THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of this 17th day of February, 2000, by and between Click Commerce Inc., a Delaware corporation (the "Corporation") and Randy A. Gray, an individual residing at 3190 Waldwic Lane, Oshkosh, Wisconsin 54904 (the "Executive").

                                   RECITALS

     WHEREAS, the Corporation is engaged in the development, sale and distribution of interactive computer applications and internet related products and services involved in business-to-business and business-to-business-to-consumer electronic commerce;

     WHEREAS, the Corporation desires to employ Executive as an Executive Vice President - Business Development and Managing Director of International Operations of the Corporation;

     WHEREAS, the Executive desires to be employed by the Corporation at the salary and benefits provided for herein;

     WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive will become familiar with certain confidential information of the Corporation which is exceptionally valuable to the Corporation and vital to the success of the Corporation's business; and

     WHEREAS, the Corporation and the Executive desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Corporation.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as an Executive Vice President - Business Development and Managing Director of International Operations of the Corporation.


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     2.   Term. The term of this Agreement shall commence on March 15, 2000 and shall continue until February 28, 2003 (the "Term"), unless earlier terminated pursuant to Section 12 of this Agreement.

     3. Duties. The primary duties of the Executive shall be to have general responsibility for business development of domestic and international operations, including oversight of the development of international sales, marketing and operating activities of the Corporation, an oversight of day-to-day operations with profit and loss responsibility and such other responsibilities as may be as determined by the Chief Executive Officer of the Corporation in accordance with the By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by Executive Vice Presidents of companies engaged in businesses similar to the business of the Corporation with similar responsibilities and reporting to the Chief Executive Officer of the Corporation. The Executive's duties and responsibilities shall include: (i) providing support for development of an aggressive international strategic growth plan to maximize international sales given the available resources and mutually agreed strategic objections during the term of this Agreement; (ii) provide assistance in the establishment and staffing of a European based office for the Corporation's e-commerce activities; (iii) assistance in developing a global marketing and brand identity for the Corporation; (iv) development of a strategic plan for alliances and/or acquisitions to extend the Corporation's e-commerce business-to-business and business to-business-to-consumer models to incorporate related services such as content management and other areas determined to be essential to long-term growth of the Corporation globally over the next three years; and (v) leading the Corporation's management and employee development program to focus employees on their role to be the industry leader in providing returns oriented, user friendly e-commerce solutions to the Corporation's customers. The Executive agrees to devote all of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the opinion of the Board of Directors, would conflict with or detract from the Executive's capable performance of such duties.

     4.   Compensation.

     (a) Base Salary. During the Term of this Agreement, the Executive shall receive compensation at the annual rate of $250,000 payable in equal monthly installments or as otherwise agreed to by the parties. The annual amount of salary payments to the Executive during the Term of this Agreement shall be referred to herein as the "Annual Salary. "

     (b) Annual Incentive Bonus. During the Term of this Agreement, the Executive shall participate in an annual bonus program to be adopted by the Corporation providing the Executive with the opportunity to earn an annual cash bonus equal to up to



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                                     - 3 -

100% of the Executive's Annual Salary (the "Annual Incentive Bonus"). The Annual Incentive Bonus shall be based upon the achievement of specified organizational and personal management objectives to be agreed upon by the Executive and the Corporation ("Annual Incentive Bonus Objective's"). The Annual Incentive Bonus Objectives will be set forth in writing. The Annual Incentive Bonus shall generally be paid on an annual basis, if, and only if, earned; however, the initial year bonus will be guaranteed at $250,000 conditioned upon the Executive's continued employment for one year after the starting date of this agreement.

      (c) Stock Option Grant. The Corporation shall grant to the Executive options to purchase an aggregate of 400,000 shares of common stock, par value $0.001 per share ("Common Stock"), of the Corporation, at an exercise price of $5.50 per share(" Options"), which Options shall be restricted and non-transferable and shall vest in accordance with the schedule set forth below. The term of the Options shall be for a period of ten (10) years following the date of the grant of the Options hereunder and the Options shall be subject to such other terms and conditions as are set forth in the Stock Option Agreement to be executed by the Company and the Executive, the Company's Stock Option Plan and as determined by the Board of Directors. The Executive shall not be entitled to any rights with respect to the shares of Common Stock underlying the Options, including the right to vote or receive dividends or distributions with respect to any of the shares of Common Stock underlying the Options. To the extent that the Executive is employed by the Corporation as of each of the respective dates set forth below, the Options shall vest in the Executive:

        (i)  140,000 of the Options shall vest upon execution of this Agreement;
       (ii)  100,000 of the Options shall vest on March 1, 2001; and
      (iii)  80,000 of the Options shall vest on March 1, 2002; and
       (iv)  80,000 of the Options shall vest on February 28, 2003.

     (d) Acceleration of Option Vesting. In the event of a Change in Control (as hereinafter defined) of the Corporation prior to the termination or expiration of this Agreement, notwithstanding the vesting schedule set forth in
Section 4(c) hereof, all of the unvested options shall immediately vest. For purposes of this Agreement, a "Change in Control" shall mean (i) a sale to a third party of at least a majority of the outstanding shares of Common Stock,
(ii) a sale of substantially all of the assets of the Corporation, or (iii) a merger or other consolidation with an unrelated third party following which the ability to elect a majority of the members of the Board of Directors or a majority of the voting power of the surviving corporation is not held by the holders of Common Stock prior to such transaction.

     5.   Benefits.


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                                      -4-

     (a) Standard Benefits. During the Term of this Agreement, the Corporation agrees to provide to the Executive such benefits as are provided generally to other senior executives of the Corporation from time to time, including, without limitation, any health, disability, dental, severance benefits, life insurance equal to 1.5 times Annual Base Salary, defined contribution plan, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs (including child day-care) or plans which the Corporation offers generally to senior executives (collectively, the "Employee Benefits"). Executive shall be entitled to four (4) weeks of vacation during each twelve
(12) month period hereunder, provided, however, that Executive shall be entitled to accrue or carryover unused vacation from one (1) calendar year only to the next calendar year. Executive also shall be entitled to participate in other compensation programs that the Corporation may make available from time to time.

     (b) Additional Benefits. In addition to the foregoing, during the Term of this Agreement, the Executive shall be entitled to the following additional benefits not generally available to senior executive officers of the Corporation ("Additional Benefits"):

          (i) Housing Allowance. The Corporation shall maintain appropriate living accommodations for the Executive in the Chicago, Illinois metropolitan area at an initial monthly cost of not more than $3,000 per month plus utilities and normal insurance and fees.

         (ii) Automobile Allowance. The Corporation shall maintain an appropriate automobile used by the Executive in connection with various business responsibilities, The Corporation shall pay all expenses of operation for the automobile, including gas, oil, liability and casualty insurance coverage, repairs and maintenance, provided, however, that the average monthly cost of the foregoing expenses other than repairs and maintenance, shall not exceed $1,000 per month. The Executive shall maintain appropriate usage records.

        (iii) Relocation Adjustment. In the event that the Corporation relocates the Executive to a foreign location, his foreign compensation will be adjusted to reflect additional cost of living expenses and taxes, as appropriate, including a 10% non-taxable foreign assignment premium and cost of living allowances, as recommended by the Oversees Relocation Consulting Group, for expatriate compensation between the cities of Milwaukee, Wisconsin and the appropriate European city for the relocation.


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                                      -5-

         (iv) Taxation. The Corporation shall provide professional tax service to the Executive, and the Corporation shall be responsible for the international host country taxation and the Executive being responsible for hypothetical taxation as if compensated for base service and bonus as a U.S. employee.

          (v) Relocation Expenses. In the event that the Corporation relocates the Executive, the Corporation will pay to the Executive the reasonable and customary closing costs associated with the sale of Executive's residence and relocation fees; provided, however, that in no event shall the relocation fees for personal effects associated with the Executive's relocation pursuant to this
               Section 5(b)(v) exceed $75,000.

         (vi) Travel. The Executive shall be entitled to reimbursement for business class or first class international travel, based upon travel circumstances and prior approval.

     6. Expenses. During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for deductibility by the Corporation for federal income tax purposes and are substantiated and documented by the Executive as required by the Code.

     7.   Non-Disclosure of Confidential Information,

     (a) The Executive will not during, or for a period of five (5) years after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Executive's personal benefit or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

     (b) For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation, any financial data or lists of actual or potential customers or suppliers of the Corporation, and any information regarding the Corporation's marketing, sales or dealer

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                                      -6-

network, which is not generally known to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a "trade secret." In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Executive or by misappropriation), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

     (c) Upon termination of this Agreement for any reason, the Executive will promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents, including all copies in any form or media, concerning the Corporation's customers, dealer network, marketing strategies, products or processes and/or which contains Confidential Information.

     8. Covenant-Not-To-Compete. The Executive will not during, or for a period of two (2) years after termination of, this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for, any business which renders implementation services or sells products, or proposes to render services or sell products, that compete with the Business of the Corporation within the United States, Western Europe or Australia. For purposes of this Agreement, the "Business" of the Corporation shall mean providing business-to-business and business-to-business-to-consumer electronic commerce solutions to Global 1000 companies.

     9.   Additional Covenants

     (a) Covenant Not to Solicit Employees. During Executive's employment by the Corporation and for a period of two (2) years following termination or cessation of Executive's employment pursuant to this Agreement, Executive agrees and covenants that he will not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Corporation or any of its affiliates (whether for his own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employees of Corporation to work for Executive, any affiliate of Executive or any competitor of

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                                      -7-

Corporation, nor will Executive otherwise attempt to interfere (to the Corporation's detriment) in the relationship between the Corporation or any of its affiliates and any such employees.

     (b) Covenant Not to Solicit Customers. During Executive's employment pursuant to this Agreement and for a period of two (2) years following termination or cessation of Executive's employment, Executive agrees and covenants that he will not directly or indirectly in any form or manner, contact, solicit, or facilitate the contacting or solicitation of any Customers of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a "Customer" of the Corporation shall mean and refer to (i) each person that has received services or purchased products from the Corporation or any of its affiliates during the period of Executive's employment hereunder and (ii) each person or entity formally solicited by the Corporation to provide services or purchase products during the period of Executive's employment hereunder.

     (c) Assignment of Inventions. The Executive shall disclose promptly in writing to a designated representative of the Corporation all material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called "Inventions") made, conceived or first reduced to practice by the Executive solely or jointly with others while employed by the Corporation. The Corporation shall be the owner of all property rights in any such Inventions, including, but not limited to, rights arising from the obtaining of letters of patent or copyright in respect thereof, which shall be vested in the Corporation. The Executive will at the Corporation's request execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Corporation, and will assist in drafting of any description or specification of the Inventions as may be required by the Corporation to protect the Corporation's rights in and to the Inventions, including, but not limited to, application(s) for letters of patent. The Corporation's rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination the Executive's employment. The Executive agrees to lend such assistance as he may be able, at the Corporation's request without charge in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Corporation to be reasonably necessary. In such case the Corporation will reimburse expenses which the Executive may reasonably incur in assisting the Corporation to obtain, assert, defend and protect such letters of patent, trade secrets, copyright or other protection.

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                                      -8-

     10. Equitable Remedies. In the event that the Executive breaches any of the terms contained in Sections 7, 8 or 9 of this Agreement, the Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Corporation and that damages, if any, and remedies at law for such breach would be inadequate. The Corporation shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper, and the Executive shall, in addition, pay to the Corporation, following judgment or other final determination by such court, the Corporation's costs and expenses in enforcing such terms (including court costs and reasonable attorneys' fees).

     11. Continuing Obligation. The obligations, duties and liabilities of the Executive pursuant to Sections 7, 8 and 9 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, including, without limitation, the expiration of the Term of this Agreement.

     12.  Termination of Employment.

     (a) Termination by Corporation of Executive for Cause. The Corporation shall have the right to terminate the Executive's employment at any time for "cause. " For purposes hereof, "cause" shall mean that the Executive has:

     (i) been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

    (ii) committed an act of personal dishonesty or fraud involving personal profit in connection with the Executive's employment by the Corporation; or

   (iii) committed an act which the Board of Directors of the Corporation has found to have involved willful misconduct or gross negligence on the part of the Executive; or

    (iv) exhibited documented habitual absenteeism or been unable or repeatedly failed to perform any reasonable or customary task typically required in connection with the Executive's employment and position with the Corporation or its subsidiaries.

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                                      -9-

If the Corporation shall terminate the Executive's employment pursuant to this
Section 12(a), the Executive shall forfeit all rights with respect to the Options (whether or not vested) granted to the Executive pursuant to Section 4(c). In addition, the Corporation shall be obligated to pay to the Executive the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     (b) Termination by Corporation of Executive Because of Executive's Disability, Injury or Illness. The Corporation shall have the right to terminate the Executive's employment if the Executive is unable to perform the duties assigned to him by the Corporation because of the Executive's disability, injury or illness (as such terms may be defined under the applicable disability plan covering the Executive); provided, however, that in the event of such disability, injury or illness, the Executive's inability to perform such duties must have existed for a total of six (6) months in any consecutive twelve (12) month period before such termination can be made effective. If the Corporation shall terminate the Executive's employment pursuant to this Section 12(b), the Corporation shall be obligated (i) to pay to the Executive the Annual Salary then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and (h) to provide Employee Benefits to the extent the Executive remains eligible to continue to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans. Notwithstanding anything to the contrary in this Agreement, the Corporation's obligations to make payments to the Executive shall be reduced by any amounts actually paid to the Executive pursuant to any disability insurance payments received by the Executive pursuant to the Employee Benefits or otherwise. In the event of a termination of the Executive's employment pursuant to this Section 12(b), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination.

     (c) Termination by Corporation as a Result of Executive's Death. The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 12(c)) shall automatically terminate upon the Executive's death and the Corporation shall then only be obligated to pay to the Executive's estate the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Corporation's obligation to the Executive is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive. In the event of a termination of the Executive's employment pursuant to this Section 12(c), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination. In the event of the Executive's death, any payments due to the Executive shall be paid to the Executive's estate.

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                                     -10-

     (d) Termination of Executive for Any Other Reason. The Corporation shall have the right to terminate the Executive's employment for any other reason upon prior written notice to the Executive. In the event of a termination of the Executive's employment for any reason other than the reasons set forth in Sections 12(a), 12(b) or 12(c) hereof, (i) the Corporation shall be obligated to provide 24 months at the most recent Annual Salary amount should the termination occur prior to March 5, 2001, and 18 months at the most recent Annual Salary amount if terminated thereafter, payable in equal semi-weekly installments or otherwise as agreed to by the parties, (ii) the Corporation shall be obligated to provide the Employee Benefits, if any and to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for the remaining period of the Term (but in no event shall the total amount payable to the Executive hereunder be in excess of the Executive's then current Annual Salary, plus amounts payable pursuant to Section 12(d)(iii) below), (iii) the Corporation shall be obligated to pay the Executive the earned portion of the Annual Incentive Bonus as provided in Section 4(b) hereof, and (iv) all Options granted pursuant to
Section 4(c) hereof shall immediately vest.

     (e) Termination by Executive. The Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon thirty (30) days prior written notice to the Corporation. Thereafter, the Corporation shall have no obligation to the Executive, except for those obligations provided as a matter of federal or state law. In the event of a termination of the Executive's employment pursuant to this Section 12(e), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination.

     (f) Limitation on Certain Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 12(f) would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 12 shall be payable, at the election of Executive, either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the payments and benefits that would otherwise be paid or provided to Executive under the terms of this Agreement is necessary to comply with the provisions of this
Section 12(f), and if Executive elects to reduce payments under Section 12, then Executive shall be entitled to select

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                                     -11-

which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would accelerate as to vesting under Section 12), subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of this Section 12(f) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of this Section 12(f), Executive shall notify the Company in writing regarding which payments or benefits are to be reduced, if any.

     13. Capacity. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify the Corporation from and against any and all manner of expenses and liabilities incurred by the Corporation or any affiliated company of the Corporation in connection with such violation or interference or alleged violation or interference.

     14. Entire Agreement. This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this agreement supersedes all prior agreements between the Executive, the Corporation and its officers, directors, and agents, if any and in whatever capacity so entered into, whether written or oral, and all such prior agreements, whether written or oral, shall be of no further force or effect from and after the date hereof.

     15. Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

     16. Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-

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                                     -12-

recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

     17. Waiver. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     18. Governing Law. This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

     19. Registration Rights. The Corporation shall use its reasonable best efforts to obtain the consent of a majority of the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, respectively, in order to extend registration rights, with respect to the shares of Common Stock issuable pursuant to the exercise of the Options, to the Executive on Form S-8 when the Corporation becomes eligible to utilize such form following an initial public offering of the Corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   CLICK COMMERCE, INC.

                                   By: /s/ Michael W. Ferro, Jr.
                                       ---------------------------
                                       Michael W. Ferro, Jr.,
                                       Chairman and Chief Executive Officer

                                   EXECUTIVE

                                   /s/ Randy A. Gray 17 Feb 2000
                                   ---------------------------
                                       Randy A. Gray

                              Address:  3190 Waldwic Lane
                                        --------------------
                                        Oshkosh, WI 54904


Click Commerce - Gray Employment Agreement                     February 17, 2000